[T REIT, Inc. Letterhead]

February 8, 2006

Dear Shareholder,

I am pleased to report the sale of T REIT’s ownership interest in an additional four properties and the approval by the Board of Directors of an additional liquidating distribution. The sales of the four properties are summarized as follows:

	% Owned	Date	Total Purchase	Total Sale	T REIT’s Net
Property Name	By TREIT	Sold	Price	Price	Proceeds

Pacific Corp. Park #71	22.8%	12/28/2005	$5,297,000	$7,335,000	$1,645,000
Reno Trademark	40.0%	1/23/2006	$7,296,000	$10,625,000	$2,310,000
Oakey Building	9.8%	1/24/2006	$8,137,000	$22,250,000	$1,123,000
University Heights	100.0%	1/31/2006	$6,750,000	$8,200,000	$2,765,000

			$27,480,000	$48,410,000	$7,843,000

On February 7, 2006, the Board of Directors approved a liquidating distribution of $12 million or $2.60 per share, comprised of the proceeds from the property sales listed above and available cash from prior property sales and operations. Accordingly, enclosed is a check representing your share of this distribution. If your distributions are sent to an alternative address, your share of this distribution and the requested destination are reflected in the enclosed statement. Since approval by the shareholders of the plan of liquidation on July 27, 2005, the company has made liquidating distributions totaling $30 million or $6.51 per share.

Liquidating distributions are non-taxable to the extent of your tax basis. Please consult your tax advisor if you have questions.

T REIT has interests in four properties remaining to be sold and are summarized as follows:

	%	Total Purchase
Property Name	Owned	Price

AmberOaks III	75.0%	$22,965,000
Titan Building & Plaza	48.5%	$9,167,000
Enclave Parkway	3.3%	$34,500,000
Congress Center	10.3%	$136,108,000

We will keep you timely informed as to the sale of the remaining properties and any future liquidating distributions. You have now received $6.51 per share in liquidating distributions of the $10.10 to $10.70 per share estimated in the proxy approved at the Annual Meeting of Shareholders on July 27, 2005.

We thank you again for your continued confidence and support.

Sincerely,

/s/ Jack R. Maurer
Jack R. Maurer
CEO & President

enclosure